Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets—March 31, 2016 and 2015

Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended March 31, 2016, 2015 and 2014

Consolidated Statements of Stockholders’ Equity for the Years Ended March 31, 2016, 2015 and 2014

Consolidated Statements of Cash Flows for the Years Ended March 31, 2016, 2015 and 2014

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of American Science and Engineering, Inc.

We have audited the accompanying consolidated balance sheets of American Science and Engineering, Inc. and subsidiaries (“the Company”) as of March 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Science and Engineering, Inc. and subsidiaries as of March 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ RSM US LLP

Boston, Massachusetts
May 24, 2016

AMERICAN SCIENCE AND ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2016 AND 2015

(Amounts in thousands, except share and per share amounts)

	2016	2015
Assets
Current assets:
Cash and cash equivalents	$81,571	$68,835
Restricted cash	6,809	6,193
Short-term investments, at fair value	—	24,533
Accounts receivable, net of allowances of $797 at March 31, 2016 and $333 at March 31, 2015	19,086	22,124
Unbilled costs and fees	2,250	1,848
Inventories	38,440	40,983
Prepaid expenses and other current assets	7,755	10,701
Deferred income taxes	—	2,486
Total current assets	155,911	177,703
Equipment and leasehold improvements, net	6,477	8,711
Restricted cash	437	208
Deferred income taxes	8,181	5,952
Other assets	223	534
Total assets	$171,229	$193,108
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,327	$7,200
Accrued salaries and benefits	4,565	6,769
Accrued warranty costs	174	159
Deferred revenue	8,700	7,355
Customer deposits	12,787	13,956
Other current liabilities	3,203	5,736
Total current liabilities	34,756	41,175
Deferred revenue	4,508	1,019
Other long term liabilities	842	507
Total liabilities	40,106	42,701

Commitments and contingencies (Notes 2 and 9)
Stockholders’ equity:
Preferred stock, no par value Authorized—100,000 shares Issued—None	—	—
Common stock, $0.66 2/3 par value Authorized—20,000,000 shares Issued and outstanding— 7,137,081 shares at March 31, 2016 and 7,193,247 shares at March 31, 2015	4,757	4,795
Capital in excess of par value	1,772	3,334
Accumulated other comprehensive loss, net	—	(11)
Retained earnings	124,594	142,289
Total stockholders’ equity	131,123	150,407
Total liabilities and stockholders’ equity	$171,229	$193,108

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SCIENCE AND ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED MARCH 31, 2016, 2015 AND 2014

(Amounts in thousands except per share amounts)

		2016	2015	2014
	Net sales and contract revenues:
	Net product sales and contract revenues	$54,220	$75,982	$121,251
	Net service revenues	48,767	50,768	68,998
	Total net sales and contract revenues	102,987	126,750	190,249

	Cost of sales and contracts:
	Cost of product sales and contracts	31,826	44,084	76,952
	Cost of service revenues	24,931	25,404	36,647
	Total cost of sales and contracts	56,757	69,488	113,599
	Gross profit	46,230	57,262	76,650

	Operating expenses:
	Selling, general and administrative expenses	29,838	32,707	31,805
	Research and development expenses	21,722	23,390	22,089
	Total operating expenses	51,560	56,097	53,894
	Operating (loss) income	(5,330)	1,165	22,756

	Other income (expense), net:
	Interest and investment income, net	192	269	373
	Interest expense	—	(18)	(53)
	Other expense, net	(369)	(369)	(343)
	Total other income (expense), net	(177)	(118)	(23)
	(Loss) income before (benefit from) provision for income taxes	(5,507)	1,047	22,733
	(Benefit from) provision for income taxes	(2,258)	68	7,616
	Net (loss) income	$(3,249)	$979	$15,117
	Other comprehensive income (loss):
	Unrealized gain (loss) on available for sale securities, net of tax	11	(24)	17
	Comprehensive (loss) income	$(3,238)	$955	$15,134
(Loss) income per share	— Basic	$(0.45)	$0.13	$1.92
	— Diluted	$(0.45)	$0.13	$1.91
Weighted average shares	— Basic	7,161	7,723	7,846
	— Diluted	7,161	7,729	7,881
	Dividends declared per share	$2.00	$2.00	$2.00

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SCIENCE AND ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2016, 2015 AND 2014

(Amounts in thousands, except share amounts)

	Common Stock Shares	Common Stock Par Value	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comp. Income (Loss)	Total
Balance, March 31, 2013	7,980,202	$5,320	$41,458	$157,471	$(4)	$204,245
Net income	—	—	—	15,117	—	15,117
Repurchase of common stock	(201,192)	(134)	(12,172)	—	—	(12,306)
Exercise of stock options	84,853	56	3,469	—	—	3,525
Vesting of restricted stock units	7,307	5	(5)	—	—	—
Issuances of restricted stock, net of forfeitures	12,845	8	(8)	—	—	—
Tax benefit accrued on stock option exercises	—	—	9	—	—	9
Stock-based compensation	—	—	2,485	16	—	2,501
Dividends declared	—	—	—	(15,713)	—	(15,713)
Net change in unrealized gains (losses) on investment securities, available-for-sale, net of tax	—	—	—	—	17	17
Balance, March 31, 2014	7,884,015	$5,255	$35,236	$156,891	$13	$197,395
Net income	—	—	—	979	—	979
Repurchase of common stock	(743,099)	(495)	(35,977)	—	—	(36,472)
Exercise of stock options	26,224	18	1,056	—	—	1,074
Vesting of restricted stock units	16,875	11	(11)	—	—	—
Issuances of restricted stock, net of forfeitures	9,232	6	(6)	—	—	—
Tax benefit on share based compensation	—	—	291	—	—	291
Stock-based compensation	—	—	2,745	26	—	2,771
Dividends declared	—	—	—	(15,607)	—	(15,607)
Net change in unrealized gains (losses) on investment securities, available-for-sale, net of tax	—	—	—	—	(24)	(24)
Balance, March 31, 2015	7,193,247	$4,795	$3,334	$142,289	$(11)	$150,407
Net loss	—	—	—	(3,249)	—	(3,249)
Repurchase of common stock	(88,056)	(60)	(3,071)	—	—	(3,131)
Vesting of restricted stock units	12,797	9	(9)	—	—	—
Issuances of restricted stock, net of forfeitures	19,093	13	(13)	—	—	—
Tax expense on share based compensation	—	—	(69)	—	—	(69)
Stock-based compensation	—	—	1,600	7	—	1,607
Dividends declared	—	—	—	(14,453)	—	(14,453)
Net change in unrealized gains (losses) on investment securities, available-for-sale, net of tax	—	—	—	—	11	11
Balance, March 31, 2016	7,137,081	$4,757	$1,772	$124,594	$—	$131,123

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SCIENCE AND ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2016, 2015 AND 2014

(Amounts in thousands)

	2016	2015	2014
Cash flows from operating activities:
Net (loss) income	$(3,249)	$979	$15,117
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Depreciation and amortization	3,619	4,565	5,303
Provisions for contracts, inventory, and accounts receivable reserves	1,220	674	1,328
Amortization of bond premium	72	832	1,551
Stock compensation expense	1,607	2,771	2,501
(Gain) loss on disposal of fixed assets	213	(49)	—
Deferred income taxes	257	2,655	378
Change in assets and liabilities:
Accounts receivable	2,566	12,183	(5,813)
Unbilled costs and fees	(402)	643	2,384
Inventories	1,795	(8,271)	13,761
Prepaid expenses and other assets	3,257	(5,237)	3,636
Accrued income taxes	—	(2,338)	244
Accounts payable	(1,873)	(3,418)	2,247
Deferred revenue	4,834	(6,501)	(6,430)
Customer deposits	(1,169)	(2,633)	390
Accrued expenses and other liabilities	(4,387)	(7,991)	(4,051)
Total adjustments	11,609	(12,115)	17,429
Net cash provided by (used for) operating activities	8,360	(11,136)	32,546
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	24,472	92,471	88,040
Purchases of short-term instruments	—	(29,211)	(69,668)
Purchases of equipment and leasehold improvements	(1,598)	(2,580)	(1,821)
Net cash provided by investing activities	22,874	60,680	16,551
Cash flows from financing activities:
(Increase) decrease in restricted cash	(845)	8,515	(1,399)
Repurchase of shares of common stock	(3,131)	(36,472)	(12,306)
Payment of common stock dividends	(14,453)	(15,607)	(15,713)
Repayment of leasehold financing	—	(653)	(1,488)
Proceeds from exercise of stock options	—	1,074	3,525
Tax benefit (expense) on share based compensation	(69)	291	9
Net cash used for financing activities	(18,498)	(42,852)	(27,372)
Net increase in cash and cash equivalents	12,736	6,692	21,725
Cash and cash equivalents at beginning of year	68,835	62,143	40,418
Cash and cash equivalents at end of year	$81,571	$68,835	$62,143
Supplemental disclosures of cash flow information:
Write-off of asset and related leasehold financing liability (Note 2)	$—	$2,262	$—
Interest paid	$—	$18	$53
Income taxes paid	$205	$5,102	$8,723

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SCIENCE AND ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

American Science and Engineering, Inc., a Massachusetts corporation formed in 1958, develops, manufactures, markets, and sells X-ray inspection and other detection products for homeland security, force protection and other critical defense applications.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all investments, including money market funds and treasury bills, with original maturities of 90 days or less to be cash equivalents.  The Company maintains cash and cash equivalent balances with financial institutions that exceed federally insured limits.  The Company has not experienced any losses related to these balances, and management believes its risk of loss to be minimal.

Restricted Cash

Restricted cash consists of collateral for bid bonds and performance bonds issued related to customer contracts.

Short-term Investments and Cash Equivalents

Short-term investments and cash equivalents consist of investments in corporate debentures/bonds, government agency bonds, treasury bills, money market funds. These investments are classified as available-for-sale and are recorded at their fair values using the specific identification method. The unrealized holding gains or losses on these securities are included as a component of comprehensive income (loss) in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Accounts Receivable and Unbilled Costs and Fees

Accounts receivable are recorded at the invoiced amount. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the Consolidated Statements of Cash Flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.  It is the Company’s policy to write off receivables when management determines the receivable has become uncollectible. Activity in the allowance for doubtful accounts is as follows:

(In thousands)	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions or Write- offs Charged to Reserves	Balance at End of Year
Fiscal 2016	$333	$472	$8	$797
Fiscal 2015	$323	$10	$—	$333
Fiscal 2014	$351	$(27)	$1	$323

Included in accounts receivable and unbilled costs and fees at March 31, 2016 and 2015 are $5,489,000 and $6,696,000, respectively, attributable to both prime and subcontracts with federal and state governments. The Company establishes a reserve against unbilled costs and fees based on known troubled accounts or contracts, historical experience, and other currently available evidence. There was no activity in the reserve for unbilled costs and fees during fiscal 2016, 2015 and 2014.

Inventories

Inventories consist of material, labor and manufacturing overhead and are recorded at the lower of cost, using the weighted average cost method, or net realizable value. Excessive manufacturing overhead costs attributable to idle facility expenses, freight, handling costs and wasted material (spoilage) attributable to abnormally low production volumes (levels that materially differ from budgeted production plans due primarily to changes in customer demand) are excluded from inventory and recorded as an expense in the period incurred.

The components of inventories at March 31, 2016 and 2015, net of inventory reserves, were as follows:

(In thousands)	2016	2015
Raw materials, completed subassemblies and spare parts	$19,605	$20,334
Work-in-process	14,847	17,853
Finished goods	3,988	2,796
Total	$38,440	$40,983

The Company periodically reviews quantities of inventory on hand and compares these amounts to expected usage of each particular product or product line. The Company records, as a charge to cost of sales and contracts, any amounts required to reduce the carrying value to net realizable value.

Activity in the reserve for excess or obsolete inventory is as follows:

(In thousands)	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions / Write- offs Charged to Reserves	Balance at End of Year
Fiscal 2016	$8,294	$748	$664	$8,378
Fiscal 2015	$10,865	$664	$3,235	$8,294
Fiscal 2014	$11,052	$1,355	$1,542	$10,865

Equipment and Leasehold Improvements

The Company provides for depreciation and amortization of its fixed assets on a straight-line basis over estimated useful lives of 1-25 years or remaining lease terms. Expenditures for normal maintenance and repairs are charged to expense as incurred. Significant additions, renewals or betterments that extend the useful lives of the assets are capitalized at cost. The cost and accumulated depreciation applicable to equipment and leasehold improvements sold, or otherwise disposed of, are removed from the accounts, and any resulting gain or loss is included in the Consolidated Statements of Operations and Comprehensive Income (Loss).

      Equipment and leasehold improvements consisted of the following at March 31, 2016 and 2015:

(In thousands)	Estimated Useful Lives	2016	2015
Leasehold improvements	Lesser of 25 years or remaining lease term	$7,789	$8,003
Equipment and tooling	5-10 years	6,759	5,871
Computer equipment and software	3-5 years	24,616	24,490
Furniture and fixtures	5-7 years	2,572	2,572
Demo and test equipment	2-5 years	8,782	8,596
Leased equipment	1-2 years or life of lease	63	63
Motor vehicles	3-5 years	87	74
Total		50,668	49,669
Less accumulated depreciation and amortization		(44,191)	(40,958)
Equipment and leasehold improvements, net		$6,477	$8,711

Revenue Recognition

The Company recognizes certain Cargo Inspection, Mobile Cargo Inspection, Parcel and Personnel Screening Systems, and after-market part sales in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 605-10, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured.

Infrequently, the Company receives requests from customers to hold product being purchased for a valid business purpose. The Company recognizes revenue for such arrangements provided the transaction meets, at a minimum, the following criteria: a valid business purpose for the arrangement exists; risk of ownership of the purchased product has transferred to the buyer; there is a fixed delivery date that is reasonable and consistent with the buyer’s business purpose; the product is ready for shipment; the Company has no continuing performance obligation in regards to the product and the products have been segregated from its inventories and cannot be used to fill other orders received.   There was no product being held under these arrangements at March 31, 2016, March 31, 2015 or March 31, 2014.

Certain of the Company’s contracts are multiple-element arrangements, which include standard products, custom-built systems or contract engineering projects, services (such as training), and service and maintenance contracts. In accordance with FASB ASC 605-25, Revenue Recognition — Multiple Element Arrangements, revenue arrangements that include multiple elements are analyzed to determine whether the deliverables can be divided into separate units of accounting or treated as a single unit of accounting. The Company allocates arrangement consideration at the inception of the arrangement to all deliverables using the relative selling price method.  The selling price used for each deliverable is based on (a) vendor-specific objective evidence if available; (b) third-party evidence if vendor-specific objective evidence is not available; or (c) estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. Discounts, if applicable, are allocated proportionally on the basis of the relative selling price of each deliverable. Generally, there is no customer right of return provision in the Company’s sales agreements.  Revenues are allocated to a product or service when the following criteria are met: (1) the delivered item has value to the customer on a standalone basis; and (2) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the Company’s control. The amount allocable to the delivered item’s or items’ unit or units of accounting is limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions.

Revenues for certain long-term, custom-built systems or contract engineering projects are recognized on a percentage of completion basis. The lengths of these contracts typically range from one to five years from order to delivery and acceptance. Percentages-of-completion are determined by relating the actual costs of work performed to date for each contract to its estimated final costs. Revisions in costs and profit estimates are reflected in the period in which the facts causing the revision become known.

For all fixed price and long-term contracts, if a loss is anticipated on the contract, a provision is made in the period in which such losses are determined.

The Company recognizes sales for its systems that are produced in a standard manufacturing operation, have minimal customer site installation requirements and have shorter order to delivery cycles, when title passes and when other revenue recognition criteria are met. Management believes the customer’s post-delivery acceptance provisions and installation requirements on certain of these systems are perfunctory and inconsequential and the costs of installation at the customer’s site are accrued at the time of revenue recognition.  The Company has demonstrated a history of customer acceptance subsequent to shipment and installation of these systems.  For systems which entail more significant installation efforts and site work and/or have non-standard customer acceptance provisions, revenue recognition is deferred until installation is complete and customer acceptance has occurred.

Service revenues are recognized on time and materials engagements as the services are provided. Service contract revenues are recognized as service is performed over the length of the contract which reasonably approximates the period service revenues are earned.

The Company records billed shipping and handling fees and billed out-of-pocket expenses as revenue and the associated costs as cost of goods sold in the accompanying Consolidated Statements of Operations and Comprehensive I (Loss).

Training and service contracts deliverables are accounted for separately from the delivered product elements as the Company’s undelivered products have value to its customers on a stand-alone basis. Accordingly, this service revenue is deferred and recognized as such services are performed.

Certain contracts require payments from the customer upon execution of the agreement that are included in customer deposits. Individual customer deposits are reduced by the amount of revenue recognized on the contract until a zero balance is reached. Revenue recognized in excess of billings under the contracts is included in unbilled costs and fees in the accompanying Consolidated

Balance Sheets. Of the amounts in unbilled costs and fees at March 31, 2016, 98% are expected to be billed and collected during fiscal 2017.

Under the terms of certain cost reimbursement contracts, the Company is not permitted to bill customers a specified portion of the contract value until completion. Such retainages (approximately $76,000 and $40,000 at March 31, 2016 and March 31, 2015, respectively) result from both commercial contract retentions and government contract withholdings generally for up to 15% of fees, as well as the difference between the actual and provisional indirect cost billing rates. Retainages are included in the accompanying Consolidated Balance Sheets as components of unbilled costs and fees. The accuracy and appropriateness of the Company’s direct and indirect costs and expenses under these cost reimbursement contracts and its accounts receivable recorded pursuant to such contracts, are subject to regulation and audit, including by the U.S. Defense Contract Audit Agency (“DCAA”) or by other appropriate agencies of the U.S. government.  Such agencies  have the right to  challenge  the  Company’s  cost  estimates  or allocations  with  respect  to any  government  contract.  Additionally, a portion of the payments to the Company under government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies.  Historically, such audits have not resulted in any significant disallowed costs.

Warranty Costs

The Company generally provides on certain of its products a one year parts and labor warranty with the purchase of domestic equipment, and a one year parts only or parts and labor warranty on international equipment. The anticipated cost for this one year warranty is accrued for at the time of the sale based upon historical experience and management’s estimates of future liabilities and is recorded as accrued warranty costs (see Note 5).

Deferred Revenue

The Company offers to its customers extended warranty and service contracts. These contracts typically have a coverage period of one to five years, and include advance payments that are recorded as deferred revenue. Revenue is recognized as service is performed over the life of the contract, which represents the period over which these revenues are earned. Costs associated with these extended warranty and service contracts are expensed to cost of sales and contracts as incurred.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Impairment is assessed by comparing the estimated undiscounted cash flows over the asset’s remaining life to the carrying amount of the asset. If the estimated cash flows are insufficient to recover the asset, an impairment loss is recognized based on the difference between the carrying value of the asset and the fair value of the asset less any costs of disposal.  No impairment costs were recorded in the fiscal years ended March 31, 2016, 2015 and 2014.

Accrued Salaries and Benefits

Accrued salaries and benefits at March 31, 2016 and March 31, 2015 include the following:

(In thousands)	2016	2015
Accrued payroll and payroll related taxes	$889	$1,145
Accrued incentive compensation	1,859	3,849
Accrued vacation	1,496	1,775
Accrued severance	321	—
Total accrued salaries and benefits	$4,565	$6,769

Customer Deposits

For most international orders, the Company generally requires, as part of its terms and conditions, an advance deposit with order acceptance. For long-term international contracts, the Company will generally include milestone payments tied to a specific event and/or passage of time. These deposit amounts are recorded as a liability under customer deposits until reduced by revenue recognized against the specific contract.

Other Current Liabilities

Other current liabilities at March 31, 2016 and March 31, 2015 include the following:

(In thousands)	2016	2015
Other accrued expenses	$2,075	$3,277
Accrued contract related costs	156	1,736
Accrued professional fees	753	433
Accrued sales commissions	219	290
Total other current liabilities	$3,203	$5,736

Research and Development

Internally funded research and development costs including direct labor, material, subcontractor expenses and related overheads are expensed as incurred. Internally funded research and development costs were $21,722,000, $23,390,000 and $22,089,000, in fiscal 2016, 2015, and 2014, respectively.  In addition, the Company recognized revenues of $986,000, $918,000 and $698,000 in fiscal 2016, 2015, and 2014, respectively, related to government and customer-sponsored research and development earned primarily on a cost reimbursement and fee basis as discussed above.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, restricted cash, short-term investments, accounts receivable, unbilled costs and fees, accounts payable and letters of credit. The recorded amounts of these instruments approximate their fair value (see Note 8).

Income per Common and Potential Common Shares

Basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during the year. Share-based payment awards entitling holders to receive non-forfeitable dividends before vesting are considered participating securities and thus are included in the calculation of basic earnings per share under the two-class method.  Diluted earnings per share include the dilutive impact of options and restricted stock units using the average share price of the Company’s common stock for the period. For the years ended March 31, 2016, 2015, and 2014, respectively, common stock equivalents of approximately 218,000, 211,000 and 176,000 are excluded from diluted earnings per share, as their effect is anti-dilutive.

(In thousands except per share amounts)	March 31, 2016	March 31, 2015	March 31, 2014
Earnings per Share — Basic:
Net (loss) income	$(3,249)	$979	$15,117
Less: Distributed and undistributed earnings (losses) to unvested restricted stock units	30	2	(44)
Distributed and undistributed earnings to common shareholders — Basic	$(3,219)	$981	$15,073
Weighted average number of common shares outstanding — basic	7,161	7,723	7,846
(Loss) income per share — basic	$(0.45)	$0.13	$1.92

Earnings per Share — Diluted:
Weighted average number of common shares outstanding — basic	7,161	7,723	7,846
Dilutive effect of stock-based awards	—	6	35
Weighted average number of common and potential common shares outstanding — diluted	7,161	7,729	7,881
(Loss) income per share — diluted	$(0.45)	$0.13	$1.91

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. Accordingly, the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return. The Company records a valuation allowance against any net deferred tax assets if it is more likely than not that they will not be realized. The Company accounts for uncertain tax positions using a “more-likely-than-not” threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors that include, but are not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position.   The Company recognizes interest and penalties related to income tax matters in other income (expense) in the Consolidated Statement of Operations and Comprehensive Income (Loss).

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, restricted cash, short-term investments and accounts and unbilled receivables.  The Company maintains cash balances in excess of insured limits. The Company maintains its cash and cash equivalents with major financial institutions.  The Company’s credit risk is managed by investing its cash in high quality money market funds, commercial paper, investment grade corporate bonds, treasury bills, government agency bonds, and certificates of deposit.

Two international customers accounted for 36% of the accounts receivable balance at March 31, 2016.  The Company generally requires letters of credit and/or deposits or prepayments from international customers.

Common Stock Dividends

In May 2007, the Company began declaring quarterly cash dividends for its common stock shareholders.   Common stock cash dividends declared during the fiscal year ended March 31, 2016 were as follows:

Date Declared	Dividend per common share
May 11, 2015	$0.50
August 6, 2015	0.50
November 9, 2015	0.50
February 8, 2016	0.50
Fiscal year ended March 31, 2016	$2.00

On May 9, 2016, the Company declared a quarterly dividend of $0.50 for holders of record on May 23, 2016 to be paid June 1, 2016.

Stock-Based Compensation

Compensation expense for the fair value of stock based awards made to employees and the Board of Directors is recognized over the requisite service period for awards expected to vest. The Company estimates the fair value of option awards on the date of grant using the Black-Scholes option pricing model. The Black-Scholes method of valuation requires several assumptions: (1) the expected term of the stock award, (2) the expected future stock volatility over the expected term, (3) the expected dividend yield and (4) risk-free interest rate. The expected term represents the expected period of time the Company believes the awards will be outstanding based on historical information. Estimates of expected future stock price volatility are based on the historic volatility of the Company’s common stock.  The expected dividend yield was based on the expectation the Company would continue paying dividends on the Company’s common stock at the same rate for the foreseeable future.  The risk free interest rate is based on the U.S. Zero-Bond rate.

The Company recognized $1,607,000, $2,771,000 and $2,501,000 of stock-based compensation costs in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended March 31, 2016, 2015 and 2014, respectively. The income tax benefit related to such compensation for the years ended March 31, 2016, 2015 and 2014 was approximately $629,000, $985,000 and $833,000, respectively.

The following table summarizes share-based compensation costs included in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss).

	Fiscal Year Ended
(In thousands)	March 31, 2016	March 31, 2015	March 31, 2014
Cost of sales and contracts	$248	$773	$867
Selling, general and administrative	1,359	1,998	1,634
Total share-based compensation expense before tax	$1,607	$2,771	$2,501

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue From Contracts With Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The ASU is based on the principle that an entity should recognize revenue in an amount that reflects the consideration to which an entity expects to be entitled in exchange for the goods or services transferred to its customers. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. The guidance is effective for annual periods beginning on or after December 15, 2017 (early adoption for annual periods beginning on or after December 15, 2016 is permitted). The Company is currently assessing the impact that this standard will have on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-12, Compensation — Stock Compensation (Topic 718). ASU 2014-12 addresses accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. ASU 2014-12 indicates that, in such situations, the performance target should be treated as a performance condition and, accordingly, the performance target should not be reflected in estimating the grant-date fair value of the award. Instead, compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. ASU 2014-12 is effective for annual periods and interim periods beginning after December 15, 2015. The Company does not expect the adoption of ASU 2014-12 to have a material effect on our financial position, results of operations or cash flows.

In January 2015 the FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items, which eliminates from U.S. GAAP the concept of extraordinary items.  Entities may apply the amendments prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted.  ASU No. 2015-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  The adoption of this standard is not expected to have a material effect on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. It is effective for annual reporting periods beginning after December 15, 2016. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently assessing the impact that this standard will have on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (Topic 740), which eliminates the current requirement for companies to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. To simplify the presentation of deferred income taxes, ASU 2015-17 requires that deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. ASU 2015-17 is effective for fiscal years beginning after December 15, 2016 (our fiscal year 2018), including interim periods within that reporting period.  The Company opted to adopt the provisions of ASU 2015-17 for the fiscal year ended March 31, 2016 on a prospective basis.  The adoption of ASU 2015-17 did not have a material effect on the Company’s financial position and resulted in the classification of the net tax position as a long-term asset in the Consolidated Balance Sheet at March 31, 2016.

In February 2016, the FASB issued ASU 2016-02, Leases which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. The ASU is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the effects that the adoption of ASU 2016-02 will have on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends FASB ASC Topic 718, Compensation — Stock Compensation.  ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years and early adoption is permitted. The Company is currently in the process of evaluating the impact of adoption of the ASU on its consolidated financial statements.

2. LEASE AGREEMENTS

The Company leases certain facilities under non-cancelable operating leases with various renewal options. For operating leases which contain fixed escalations in rental payments, the Company records the total rent payable on a straight-line basis over the original lease term. The Company incurred $2,479,000, $1,787,000 and $1,030,000 of operating rent expense in the fiscal years ended March 31, 2016, 2015, and 2014, respectively.

In March 2005, the Company renewed its lease agreement for its corporate headquarters and manufacturing facilities in Billerica, Massachusetts.  As part of the lease agreement, the Company’s landlord agreed to certain renovations to the Billerica facility including the construction of additional high bay manufacturing space.  The Company was responsible for a portion of the construction costs and was deemed to be the owner of the building during the construction period.

At the completion of the construction of the initial renovations in February 2006, the lease was reviewed for potential sale-leaseback treatment in accordance with ASC 840 Leases.  Based on this review, it was determined that the lease did not qualify for sale-leaseback treatment.  As a result, the building and tenant improvements recorded and the associated lease financing liabilities remained on the Company’s financial statements.  The lease financing liability was amortized over the lease term based on the payments designated in the agreement, and the building and tenant improvement assets began to be depreciated on a straight line basis over the remaining lease term.

In October 2014, the Company entered into an amendment of its lease agreement for the Billerica facilities extending the term of the lease through February 28, 2023 with an adjusted rent schedule commencing October 1, 2014. Due to certain provisions of the amended lease agreements which removed certain continuing financing obligations related to the building, it was determined that the lease no longer qualified as a capital lease and as such, the Company removed the capitalized building, associated accumulated depreciation and lease financing liability from its books and records.  The associated gain from the disposal of the building of $381,000 was deferred and is being amortized over the modified lease term of the property.

Future minimum rental payments under the Company’s non-cancelable leases, excluding real estate taxes, insurance and operating costs paid by the Company, required over the terms of the leases are as follows (in thousands):

Year Ending March 31,	Operating Leases
2017	$1,439
2018	1,741
2019	1,745
2020	1,791
2021	1,838
Thereafter	3,604
Total payments	$12,158

3. LETTERS OF CREDIT

In the normal course of business, the Company may provide certain customers and potential customers with bid bonds or performance guarantees, which are generally backed by standby letters of credit. In general, the Company would only be liable for the amount of these guarantees in the event of default in the performance of its obligations, the probability of which is remote in management’s opinion.  At March 31, 2016, the Company had outstanding $13,516,000 in standby letters of credit.  These outstanding standby letters of credit are cash-secured at amounts ranging from 52% to 63% of the outstanding letters of credit.  This resulted in a restricted cash balance of $7,246,000 at March 31, 2016 of which $437,000 was considered long-term restricted cash due to the expiration date of the underlying letters of credit.

4. INCOME TAXES

The (benefit from) provision for income taxes for the years ended March 31, 2016, 2015, and 2014 consisted of the following:

(In thousands)	2016	2015	2014
Current:
Federal	$(2,697)	$(2,688)	$6,870
State	4	19	281
Foreign	178	70	88
	(2,515)	(2,599)	7,239
Deferred:
Federal	457	2,691	528
State	(372)	(208)	(358)
Change in valuation allowance	172	184	207
	257	2,667	377
(Benefit from) provision for income taxes	$(2,258)	$68	$7,616

The difference between the total expected provision for income taxes computed by applying the statutory federal income tax rate to income before provision for income taxes and the recorded provision for income taxes for the three years in the period ended March 31, 2016 is as follows:

(In thousands)	2016	2015	2014
(Benefit from) provision for income taxes at statutory rate	$(1,928)	$366	$7,957
State tax benefit net of federal effect	(239)	(122)	(50)
Stock based compensation	57	(60)	51
Research tax credits	(624)	(396)	(294)
Qualifying manufacturing credits	—	—	(288)
Change in valuation allowance	172	184	207
Other	304	96	33
(Benefit from) provision for income taxes	$(2,258)	$68	$7,616

For the fiscal year ended March 31, 2016, the Company elected to early adopt on a prospective basis the provisions of ASU 2015-17 which eliminated the requirement for companies to present deferred tax liabilities and assets as current and non-current in a classified balance sheet.  The adoption of ASU 2015-17 did not have a material effect on the Company’s financial position and results of operations.

The significant components of the net deferred tax assets at March 31, 2016 and 2015 are as follows:

	March 31, 2016		March 31, 2015
(In thousands)	Current	Non-current	Current	Non-current
Deferred tax assets (liabilities):
Accounts receivable and unbilled costs and fees	$—	$277	$—	$119
Inventory	—	3,293	150	2,964
Deferred revenue	—	330	—	1,265
Accrued vacation	—	468	571	—
Accrued warranty costs	—	60	57	—
Depreciation	—	1,127	—	569
Accrued contract costs	—	(660)	168	(905)
Unearned compensation	—	2,749	1,407	2,295
State net operating losses and credit carryforwards	—	1,592	—	1,334
Research and development credits	—	403	—	—
Other	—	23	133	(355)
Deferred income tax assets	—	9,662	2,486	7,286
Valuation allowance	—	(1,481)	—	(1,334)
Net deferred income tax assets	$—	$8,181	$2,486	$5,952

As of March 31, 2016 and March 31, 2015, the Company had $2,244,000 and $2,053,000 of state credit carryforwards, respectively.  Of these amounts, approximately $308,000 and $244,000 at March 31, 2016 and March 31, 2015, respectively, have unlimited carryforward and the remaining balances expire in various years through 2031.

At March 31, 2016 and March 31, 2015, the Company had a deferred tax valuation allowance of $1,481,000 and $1,334,000, respectively, on state credit carryforwards and other deferred tax assets for which management believes it is more-likely-than-not that realization of these assets will not occur.

As of March 31, 2016 and March 31, 2015, the Company had $14,742,000 and $8,062,000 of state net operating loss carryforwards, respectively.  These losses will begin to expire after fiscal year 2035.

As of March 31, 2016, the Company had $178,000 of foreign tax credits.  These credits will begin to expire after fiscal year 2026.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending March 31, 2013 through 2015 and by various state taxing authorities for the years ending March 31, 2012 through 2015.

The Company believes that there are no uncertain tax positions that require a reserve as of March 31, 2016.

In December 2015, the Research and Experimentation Credit, as defined by Internal Revenue Code Section 41 was reinstated retroactively to January 1, 2015.  Due to this retroactive reinstatement, there was a significant impact on the rate for the year ended March 31, 2016.

5. WARRANTY OBLIGATIONS

Certain of the Company’s products carry a one-year warranty, the costs of which are accrued for at time of shipment or delivery. Accrual rates are based upon historical experience over the preceding twelve months and management’s judgment of future exposure. Warranty experience for the years ended March 31, 2016 and 2015 is as follows:

(In thousands)	2016	2015
Warranty accrual at beginning of period	$159	$404
Accruals for warranties issued during the period	338	237
Adjustment of preexisting accrual estimates	(246)	(217)
Warranty costs incurred during period	(77)	(265)
Warranty accrual at end of period	$174	$159

6. STOCKHOLDERS’ EQUITY

Preferred Stock

The Company’s articles of organization authorize its Board of Directors to issue up to 100,000 shares of preferred stock in one or more series, to determine and fix certain relative rights and preferences of the shares of any series, to fix the number of shares constituting any such series, and to fix the designation of any such series, without further vote or action by its shareholders. The Company has no present plans to issue shares of preferred stock. In 1998, the Company designated a series of Preferred Stock (the “Series A Preferred Stock”) to be issued upon the exercise of Rights issued under the Company’s Shareholder Rights Plan. Under the Shareholder Rights Plan, adopted in 1998 and reissued upon its expiration in April 2008, its stockholders are entitled to purchase shares of its Series A Preferred Stock under certain circumstances. These circumstances include the purchase of 20% or more (or in certain circumstances more than 14.9%) of the outstanding shares of common stock by a person or group, or the announcement of a tender or exchange offer to acquire 20% or more (or in certain circumstances more than 14.9%) of the outstanding common stock.

Stock Repurchase Program

On August 2, 2012, the Board of Directors announced the approval of the Company’s fourth Stock Repurchase Program which authorized the Company to repurchase up to $35 million of additional shares of its common stock from time to time on the open market or in privately negotiated transactions.  This program was completed in May of 2013.  On May 7, 2013, the Board of Directors announced the approval of its fifth Stock Repurchase Program which authorized the Company to repurchase up to an additional $35 million of shares of its common stock from time to time on the open market or in privately negotiated transactions. On December 1, 2014, the Board of Directors announced an expansion of this Stock Repurchase Program increasing the program authorization to $50 million of shares of its common stock.

During the fiscal year ended March 31, 2016, the Company repurchased 88,056 shares of common stock under this Program at an average price of $35.56.  As of March 31, 2016, the remaining balance available under the programs to repurchase shares was $10,355,000.

Stock Option and Other Compensation Plans

The Company has various stock option and other compensation plans for directors, officers, and employees. The Company had the following stock option plans outstanding as of March 31, 2016: the 2005 Equity and Incentive Plan, and the 2014 Equity and Incentive Plan. There are 390,000 shares remaining available for issuance under the 2014 Equity and Incentive Plan.  Vesting periods are at the discretion of the Board of Directors and typically range from one to three years.  Options under these plans are granted at fair market value and have a term of ten years from the date of grant.

Stock Options:    A summary of the Company’s stock option activity is as follows:

	2016		2015		2014
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	191,834	$66.03	224,964	$62.75	315,162	$56.72
Options granted	—	—	—	—	—	—
Options exercised	—	—	(26,224)	40.93	(84,853)	41.55
Options canceled or expired	(51,901)	59.34	(6,906)	54.58	(5,345)	43.66
Options outstanding, end of year	139,933	$68.51	191,834	$66.03	224,964	$62.75
Options exercisable, end of year	139,933	$68.51	191,834	$66.03	223,150	$62.76

The following summarizes certain data for options outstanding and exercisable at March 31, 2016:

	Number of Shares	Range of Exercise Prices	Weighted Averae Exercise Price	Weighted Average Remaining Contractual Life
Options outstanding and exercisable:	83,752	$60.66-$69.99	$64.24	1.95
	56,181	$70.00-$75.82	74.87	3.52
	139,933	$60.66-$75.82	$68.51	2.58

The total intrinsic value, representing the difference between market value on the date of exercise and the option price, of stock options exercised during fiscal 2015 and 2014 was $616,000 and $1,906,000, respectively.  There were no options exercised during the fiscal year ended March 31, 2016.  As of March 31, 2016, there was no unrecognized compensation cost related to non-vested stock option awards granted under the Company’s stock plans.

The Company realizes a tax deduction upon the exercise of non-qualified stock options and disqualifying dispositions of incentive stock options due to the recognition of compensation expense in the calculation of its taxable income. The amount of the compensation recognized for tax purposes is based on the difference between the market value of the common stock and the option price at the date the options are exercised and/or sold. The Company receives an additional tax benefit (expense) when restricted stock vests at a higher (lower) value than the value used to recognize compensation expense at the date of grant.  These tax benefits (expenses) are recorded to additional paid-in capital if it is considered more likely than not that they will be realized. During fiscal 2016, 2015 and 2014, a tax (expense) benefit of $(69,000), $291,000 and $9,000, respectively, was recorded to additional paid-in capital for exercises and/or sales of stock options or stock.

Restricted Stock and Restricted Stock Units:  The Company has instituted long term incentive plans for certain key employees. These plans call for the issuance of restricted stock, restricted stock units, stock options, and/or cash awards which vest upon the achievement of certain performance based goals as well as service time incurred. In fiscal year 2016, this award consisted of time based and performance based restricted stock unit awards.  In fiscal years 2015 and 2014, this award consisted of restricted stock unit awards and cash.

Restricted stock and restricted stock units may also be granted to other employees with vesting periods that range from one to three years.  In addition, annually the non-employee directors are granted restricted stock. Restricted stock shares granted to our non-employee directors vest on a pro-rata basis, based on service performed over the non-employee director’s one-year term of service. Certain of the stock and stock unit awards contain rights to receive non-forfeitable dividends. The fair values of the restricted stock and restricted stock unit awards are equal to the fair value of the Company’s common stock on the date of grant.

Non-vested restricted stock and stock unit awards are subject to the risk of forfeiture until the fulfillment of specified conditions. As of March 31, 2016 there was $3,491,000 of total unrecognized compensation cost related to non-vested restricted stock and stock unit awards granted under the Company’s stock plans. This cost is expected to be recognized over a weighted average of 1.6 years.

A summary of the Company’s restricted stock and stock unit activity is as follows:

	2016		2015		2014
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Unvested restricted stock and units outstanding, beginning of year	91,837	$62.99	72,000	$61.30	28,109	$66.20
Granted	121,939	43.54	65,950	63.67	70,515	60.52
Vested	(28,894)	53.38	(33,834)	60.89	(22,561)	64.53
Forfeited	(18,930)	57.42	(12,279)	62.53	(4,063)	63.73
Unvested restricted stock and units outstanding, end of year	165,952	$51.01	91,837	$62.99	72,000	$61.30

7. BUSINESS SEGMENT INFORMATION

In accordance with the provisions of FASB ASC 280-10, Segment Reporting, the Company has determined that it has only one operating segment, the X-ray product segment. This includes X-ray inspection and other detection products for homeland security, force protection and other critical defense applications. The equipment is purchased by sophisticated government and commercial clients focused on the detection of organic material in complex backgrounds and the ability to see the contents of containers with precision.

Geographical Data

All of the Company’s export sales originate from the United States.  At March 31, 2016, less than 4% of the Company’s assets were in foreign countries.  The foreign assets were comprised of cash in foreign banks, inventory in international depots for field replacements and systems shipped internationally but not accepted by fiscal year end.

The following table shows the breakdown of net sales and contract revenues from international and domestic customers based upon customer’s country of domicile and the major regions of international activity:

Net Sales and Contract Revenues

	Fiscal Year
(Dollars in thousands)	2016		2015		2014
Domestic	$54,870	53%	$52,130	41%	$94,427	50%
International	48,117	47%	74,620	59%	95,822	50%
Net Sales and Contract Revenues	$102,987	100%	$126,750	100%	$190,249	100%

Middle East & Africa		62%		63%		72%
Americas — Non-US		10%		15%		11%
Asia / Pacific		22%		16%		11%
Europe		6%		6%		6%

In fiscal 2016, the Company had international sales to one country which accounted for 10% of the total sales of the Company.  In fiscal 2015, the Company had international sales to one country which accounted for 16% of the total sales of the Company.  In fiscal 2014, the Company had international sales to one country which accounted for 15% of the total sales of the Company.

Major Customers:  Sales to major customers (representing in excess of 10% of consolidated revenues) consisted of the following:

Fiscal 2016:   $18,442,000 and $16,837,000, respectively, to two customers.

Fiscal 2015:   $26,771,000 and $16,212,000, respectively, to two customers.

Fiscal 2014:   $33,886,000, $25,863,000 and $25,078,000, respectively, to three customers.

Domestically, the Company’s primary client base is comprised of agencies of the U.S. government. Approximately 49%, 37% and 46% of the Company’s sales in fiscal 2016, 2015, and 2014 respectively, were derived from either (i) contracting directly with the U.S. government, or (ii) contracting with contractors working directly with the U.S. government. Certain of the Company’s contracts with the U.S. government provide the U.S. government with the standard unilateral right to terminate these contracts for convenience.  There were no terminations for convenience in the fiscal years ended March 31, 2016, 2015 or 2014.

8. FAIR VALUE MEASUREMENTS

FASB ASC 820, Fair Value Measurements and Disclosures, defines and establishes a framework for measuring fair value and expands disclosures about fair value measurements. In accordance with ASC 820, the Company categorized the Company’s financial assets, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets recorded on the Consolidated Balance Sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 - Financial assets whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date (examples include active exchange-traded equity securities, listed derivatives, and most U.S. government and agency securities).

Level 2 - Financial assets whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets.  Level 2 inputs include the following:

•                  Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds which trade infrequently);

•                  Inputs other than quoted prices that are observable for substantially the full term of the asset or liability (examples include interest rate and currency swaps); and

•                  Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (examples include certain securities and derivatives).

Level 3 - Financial assets whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s assumptions about the assumptions a market participant would use in pricing the asset or liability. The Company currently does not have any Level 3 financial assets or liabilities.

The following table presents the financial assets and liabilities the Company measured at fair value on a recurring basis, based on the fair value hierarchy as of March 31, 2016 and March 31, 2015:

(In thousands)	March 31, 2016	March 31, 2015
Level 1 — Financial Assets
Money market funds	$66,566	$51,784
Treasury bills	—	5,403
Total Level 1 Financial Assets	66,566	57,187
Level 2 — Financial Assets
Corporate debentures/bonds	—	13,813
Government agency bonds	—	5,317
Total Level 2 Financial Assets	—	19,130
Total cash equivalents and short-term investments	$66,566	$76,317

The following investments at March 31, 2015 are classified as available-for-sale and are recorded at their fair values using the specific identification method. The unrealized holding gains or losses on these securities are included as a component of comprehensive income (loss) in the Consolidated Statements of Operations and Comprehensive Income (Loss).

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2015:
Short-term investments:
Corporate debentures/bonds	$13,823	$—	$(10)	$13,813
Government agency bonds	5,315	2	—	5,317
Treasury bills	5,400	3	—	5,403
Total short-term investments	$24,538	$5	$(10)	$24,533

9. COMMITMENTS AND CONTINGENCIES

Purchase Commitments

In the normal course of business, the Company enters into purchase orders with its vendors for the purchase of materials or services to meet its production needs. At March 31, 2016, the Company had $26,842,000 of open purchase orders which are expected to be fulfilled within the next two years. Certain single source vendors, or vendors producing custom material, require significant lead times from order to delivery of their material. Should the demand for the Company’s products decline significantly, or should there be a significant shift in the mix of products being demanded, the Company may incur cancellation charges or be required to receive inventory in excess of current demand related to these commitments, that could be material to the Company’s results of operations. To date, the Company has not experienced any material losses related to cancellation penalties.

Retirement Savings Plan

The Company maintains a 401(k) Retirement Savings Plan (the “Plan”) for all employees.  Employees are immediately eligible to participate in the Plan upon hire.  The Plan is funded by elective employee contributions of up to 100% of their compensation up to IRS limits. Under the Plan the Company at its discretion matches 50% of the first 6% of employee contributions for each participant in the form of Company common stock or cash. Expenses under the Plan, consisting of Company contributions which were made solely in cash totaled $769,000, $969,000 and $927,000 in 2016, 2015 and 2014, respectively.

Legal Matters

The Company continues to cooperate with the Office of the Inspector General (“OIG”) of the U.S. General Services Administration (“GSA”) with respect to a subpoena issued on April 17, 2015.  The investigation relates to the Company’s discount practices and compliance with the pricing provisions of the Company’s GSA Schedule contract.  AS&E produced responsive materials to the GSA OIG from May 2015 through February 2016.  The Company continues to cooperate fully with the investigation and at this time management is unable to predict the outcome of the investigation or estimate the amount of possible loss or range of loss with any certainty.  It is possible that the investigation could lead to claims or findings of violations of the False Claims Act in connection with the Company’s GSA contracting activity. Violations of the False Claims Act could result in the imposition of damages, including up to treble damages, plus civil penalties in some cases. The Company has incurred, and will continue to incur, legal costs in connection with the investigation, and could incur other costs, damages or penalties, depending on its outcome, which could be material.